UNITED STATES DISTRICT COURT
                          EASTERN DISTRICT OF MICHIGAN

SIMON PROPERTY GROUP, INC., and
SIMON PROPERTY ACQUISITIONS, INC.,

            Plaintiffs,

v.                                        File No. 02-74799

                                          The Honorable Victoria A. Roberts

TAUBMAN CENTERS, INC., A. ALFRED
TAUBMAN, ROBERT S. TAUBMAN, LISA A.
PAYNE, GRAHAM T. ALLISON, PETER
KARMANOS, JR., WILLIAM S. TAUBMAN,
ALLAN J. BLOOSTEIN, JEROME A. CHAZEN,
and S. PARKER GILBERT,

            Defendants.
--------------------------------------------------------------------------------
                                          Joseph Aviv (P 30014)
                                          Bruce L. Segal (P 36703)
                                          Matthew F. Leitman (P 48999)
                                          Miro Weiner & Kramer
                                          a professional corporation
                                          Attorneys for Defendants
                                          Suite 100
                                          38500 Woodward Avenue
                                          Bloomfield Hills, Michigan 48303-0908
                                          Telephone: (248) 258-1207
                                          Facsimile:  (248) 646-4021

                                          I.W. Winsten (P 30528)
Of counsel                                Raymond W. Henney (P 35860)
                                          Honigman Miller Schwartz and Cohn, LLP
Wachtell, Lipton, Rosen & Katz            Attorneys for Defendants
51 West 52nd Street                       2290 First National Building
New York, New York 10019                  Detroit, Michigan 48226-3583
                                          Telephone: (313) 465-7000
--------------------------------------------------------------------------------

                       DEFENDANTS' BRIEF IN OPPOSITION TO
                        SPG PLAINTIFFS' EMERGENCY MOTION
                    TO MODIFY THE COURT'S MAY 20, 2003, ORDER

                                TABLE OF CONTENTS
                                                                        PAGE

Index of Authorities....................................................ii-iii

Index to Exhibits.......................................................iv

Statement of the Issues Presented.......................................v

Controlling or Most Appropriate Authority...............................vi

Preliminary Statement...................................................1

Argument  ..............................................................2

     I.   Defendants Did Not Violate the Stay Order.  The Order
          Cannot Reasonably Be Construed to Restrain Defendants
          from Communicating with Legislators to Amend the
          Business Corporation Act......................................2

     II.  SPG's Construction of the Stay Order Would Render
          the Order a Prior Restraint on Speech in Violation
          of the First Amendment........................................6

     III. It Is Constitutionally Appropriate for the Legislature
          to Clarify the Control Share Acquisitions Act.................8

     IV.  SPG Has Offered No Justification for Lifting the
          Stay and Modifying the Stay Order to Make It
          Entirely One-Sided............................................9

Conclusion..............................................................13

                              INDEX OF AUTHORITIES

                                                                        PAGE

CASES

Alexander v. United States, 509 U.S. 544 (1993)...........................6

Bantam Books v. Sullivan, 372 U.S. 58 (1963)..............................6

California Motor Transp. Co. v. Trucking Unlimited, 404 U.S. 508 (1972)...6

Canisius College v. United States, 779 F.2d 18 (2d Cir. 1986).............9

Eastern R.R. Presidents Conference v. Noerr Motor Freight, Inc.,
      365 U.S. 127(1961)..................................................11

Edgar v. Mite Corp., 457 U.S. 624 (1982)..................................4

Haskell v. Kansas Natural Gas Co., 224 U.S. 217 (1912)....................2

Massachusetts Nurses Ass'n v. Dukakis, 570 F. Supp. 628 (D. Mass. 1983)...6

McCurry v. Tesch, 824 F.2d 638 (8th Cir. 1987)............................6

Minnesota Company v. Chamberlain Graham & Scott, 70 U.S. 704 (1865).......2

National Labor Relations Bd. v. Edward G. Budd Mfg. Co., 169 F.2d
      571 (6th Cir. 1948).................................................2, 5

Procter & Gamble Co. v. Bankers Trust Co., 78 F.3d 219 (6th Cir. 1996)....6

Robertson v. Seattle Audubon Soc'y, 503 U.S. 440 (1992)...................9

Taxpayers For The Animas-La Plata Referendum v. Animas-La Plata
      Water Conservancy Dist., 739 F.2d 1472 (10th Cir. 1984).............9

United States v. Krzyske, 836 F.2d 1013 (6th Cir. 1988)...................7

                                                                        PAGE


OTHER AUTHORITY

William N. Eskridge, Jr., Overriding Supreme Court Statutory
      Interpretation Decisions, 101 Yale L.J. 331 (1991)................9

                                INDEX TO EXHIBITS


                                                                    EXHIBIT

Transcript of Hearing on Motion for Preliminary Injunction,
     March 21, 2003.....................................................A



Press Reports ..........................................................B



REIT Wrap, May 28, 2003.................................................C

                        STATEMENT OF THE ISSUES PRESENTED



ISSUE 1     Whether Defendants violated the Court's stay order?


            Defendants answer:  No.



ISSUE 2 Whether the Court's stay order should be construed to include a prior restraint on speech in violation of the First Amendment?


            Defendants answer:  No.


ISSUE 3 Whether it is constitutionally appropriate for the Legislature to clarify the Control Share Acquisitions Act?

            Defendants answer: Yes.


ISSUE 4 Whether SPG has offered any justification for lifting the stay and modifying the stay order to make it entirely one-sided?


            Defendants answer:  No.

                    CONTROLLING OR MOST APPROPRIATE AUTHORITY





ISSUE 1: National Labor Relations Bd. v. Edward G. Budd Mfg. Co., 169 F.2d 571 (1948)




ISSUE 2:          United States v. Krzyske,
                  836 F.2d 1013 (6th Cir. 1988)




ISSUE 3:          Roberson v. Seattle Audubon Soc'y,
                  503 U.S. 440 (1992)




ISSUE 4: Eastern R.R. Presidents Conference v. Noerr Motor Freight, Inc., 365 U.S. 127 (1961)

                              PRELIMINARY STATEMENT


      SPG's "emergency" motion to modify the Order Granting Stay of Preliminary Injunction (the "Stay Order") is nothing more than a thinly-veiled motion for reconsideration based on an

erroneous charge that Defendants have somehow violated the Stay

Order by exercising their constitutional right to communicate with members of the Michigan Legislature concerning important matters of public policy.  In essence, SPG now suggests that the

Stay Order should be read to impose a restraint that SPG never requested and would not have had a right to obtain even if it had requested it - an injunction restraining Defendants from exercising their constitutional right to communicate with the legislative branch of government.

      The Stay Order precludes Defendants from engaging in

activity to "impede Simon's tender offer."  In their respective briefs in opposing and supporting the motion for a stay and

during several teleconferences with the Court, SPG and

Defendants each identified the specific types of actions that they believed would impede or interfere with the tender offer.

Neither party made any mention of the pending legislation, which was first introduced in the autumn of 2002, and neither party identified lobbying or public advocacy for or against that

legislation as an activity that should be restrained because it would impede or advance SPG's tender offer.  Indeed, an order that is construed to prohibit a party from expressing its views to legislators would become a constitutionally prohibited prior restraint of free speech.

      SPG's vitriolic attack on Defendants is nothing but a

veneer to cover up the fact that it seeks a reconsideration of the Stay Order without citing any supporting law or fact.

Indeed, the entirely one-sided modification to the Stay Order proposed by SPG would work particularly egregious harm, as this

Court has already found: SPG would be able to call a special shareholders' meeting to eliminate the Excess Share Provision -

with 33.6% of Taubman

Centers' shares disenfranchised - and thus be poised within a few hours' time to take down the shares, but with the Taubman

Centers' board of directors being restrained, under the

Stay Order, from taking corporate measures to oppose

the tender offer, which, after all, the board, in the exercise of its business judgment in good faith and in an informed,

deliberative manner, has concluded is not in the best interests of the corporation or its shareholders.


                                    ARGUMENT

I.   DEFENDANTS DID NOT VIOLATE THE STAY ORDER. THE ORDER CANNOT
     REASONABLY BE CONSTRUED TO RESTRAIN DEFENDANTS FROM
     COMMUNICATING WITH LEGISLATORS TO AMEND THE BUSINESS
     CORPORATION ACT

      SPG's claim that the Stay Order bars Taubman Centers from

communicating with members of the Michigan Legislature must be rejected.  Among other things, contrary to settled law, SPG's extreme interpretation of the order ignores entirely the

circumstances and proceedings leading up to its entry.  The

United States Court of Appeals for the Sixth Circuit long ago rejected this manner of construing court orders:


     The proper construction of a court's decree is not to be obtained by seizing upon isolated parts of the decree; rather it is to be determined by an examination of the issues made and intended to be submitted and what the decree was really designed to accomplish. Its scope is to be determined by what preceded it and what it was intended to execute.

National Labor Relations Bd. v. Edward G. Budd Mfg. Co., 169
F.2d 571, 575 (6th Cir. 1948).1

------------------
1     See also Haskell v. Kansas Natural Gas Co., 224 U.S. 217,
223 (1912) ("But the decree must be read in view of the issues made and the relief sought and granted."); Minnesota Co. v. Chamberlain, 70 U.S. 704, 710-11 (1865) (although language of decree was "very broad and very emphatic," Court held that decree did not grant relief that was not requested by either of the parties).

Stated simply, a court must carefully consider the circumstances leading up to the entry of an order in order to determine the true scope and effect of the order.

      The events preceding the entry of the Stay Order show that the order cannot reasonably be construed to restrain Defendants from expressing their views to the Michigan Legislature.  Prior to the entry of the Stay Order, the Court invited the parties to propose the sorts of activities that the Court should consider prohibiting in order to prevent Taubman Centers from unfairly impeding SPG's tender offer pending appeal and while the stay was in effect.  At that time, the parties and the Court were well aware that Taubman Centers had been supporting statutory amendments to the Business Corporation Act that might moot this litigation (just as SPG was lobbying against the amendments).

Indeed, at the oral argument on SPG's motion for a preliminary injunction, counsel for SPG complained that Taubman Centers had taken a number of actions aimed at defeating SPG's tender offer,

including -

          attempting to ram through the legislature about two weeks ago a Bill that would authorize the Directors to veto the kinds of amendments we want the shareholders to be able to consider at the annual meeting. To give the Directors a veto power over the shareholders' vote to determine whether the B should be invested and essentially to nullify the Court's jurisdiction.

(Tr. of Hearing on Mot. for Prelim. Inj., Mar. 21, 2003, at 41

(attached as Ex. A).)  Likewise, in the weeks preceding the

entry of the preliminary injunction, the press - in Michigan,

Indiana (SPG's home), and nationally - reported that Taubman

Centers and SPG were both lobbying the Legislature. (Copies of several press reports concerning the various lobbying efforts are attached collectively as Exhibit B.)  Nevertheless, neither party nor the Court ever suggested that either Taubman Centers or SPG should be restrained from lobbying or from publicly

advocating its position on the proposed amendments to the

Business Corporation Act.

      In particular, during a telephone conference call with the

Court preceding the entry of the Stay Order, Taubman Centers offered to refrain from repurchasing shares, adopting a "poison pill," amending its bylaws, calling a shareholders' meeting, and soliciting consents and designations by shareholders.  (See Stay

Order at 4.)  The Court then directly asked counsel for SPG

whether he had anything to add to the list.  He answered the

Court that he did not, saying "that about covers it."  Moreover,

in SPG's brief in opposition to the motion for a stay, SPG

identified the following "actions [as] hav[ing] the effect of impeding or interfering with the SPG/Westfield offer":

          further bylaw amendments, appointments of directors, share repurchases, or extraordinary transactions outside the ordinary course of business.


(Br. of SPG Pls. in Opp'n to Defs.' Mot. to Suspend Inj. Pend.

Appeal at 18.)  Pointedly, SPG did not include in its list

anything remotely resembling lobbying or public advocacy.

Rather, the activities by Taubman Centers that SPG wanted to prevent during the pendency of the appeal were traditional

corporate "defenses" that were within the power of Taubman

Centers, itself, to effect and that would impede the tender

offer.  See, e.g., Edgar v. Mite Corp., 457 U.S. 624, 638 n. 14

(1982) (cited in Br. of SPG Pls. in Opp'n to Defs.' Mot. to

Suspend Inj. Pend. Appeal at 18) (quoting Representative

Rodino's identification of actions intended to defeat or delay cash tender offers, such as abolishing cumulative voting,

arranging a defensive merger, and approving costly lifetime

employment contracts for incumbent management).

Significantly, communicating with lawmakers is conceptually

distinct from the defenses that SPG brought to the Court's

attention.  This is because, unlike the matters specifically enumerated in the Stay Order, amending Michigan law is not

within the power of Taubman Centers.  The defenses identified by

SPG and enumerated in the order could be unilaterally adopted by

Taubman Centers and, once adopted, could impede SPG's tender offer, but Taubman

Centers' communicating with legislators could

not, by itself, have any effect on SPG's tender offer.  The

offer is only impeded if the Legislature, exercising its

independent judgment to act in the best interests of the

citizens of this State, amends the Business Corporation Act to deter hostile raids.  Speaking to legislators is not an act of

"impeding."2 Thus, Taubman Centers' communications with the

Legislature clearly did not violate the plain language of the

Stay Order.

      In sum, all of the discussions with, and arguments to, the

Court concerning possible restrictions on Taubman Centers

focused exclusively on restricting corporate defenses by Taubman

Centers, such as those listed in the Stay Order. Even though SPG and the Court were very aware of Taubman Centers' lobbying

efforts, neither expressed the view that Taubman Centers should be restrained from engaging in legislative lobbying to amend the

Business Corporation Act.  Because a restraint on lobbying was certainly not one of "the issues made and intended to be

submitted" prior to the entry of the Stay Order, and not "what the decree really was designed to accomplish," National Labor

Relations Bd., 169 F.2d at 574, the Stay Order cannot reasonably be construed to include a restraint on legislative advocacy.

Rather, the only reasonable reading of the order is that it

precludes the specifically enumerated actions and any

------------------------
2   To read SPG's motion papers, one would think that Taubman Centers controls the legislative process and that the Legislature acts at Taubman Centers' behest. This is obviously not true: Taubman Centers, like SPG, is but one of a number of companies petitioning the Legislature to enable the lawmakers to make a fully informed, proper decision on whether to amend the Business Corporation Act.

   Among the other misstatements made by SPG is that "the public shareholders . .. . own 99% of the Company." (SPG's Mem. at 2, 7.) SPG knows very well that this statement is misleading, that those shareholders own approximately 60% of the voting shares of Taubman Centers and of the economic interests of the enterprise, and that SPG has been held by this Court to have no standing to claim otherwise.

other like activities, i.e., defenses that are within the power of the corporation to effect and that impede SPG's tender offer.3



      II. SPG'S CONSTRUCTION OF THE STAY ORDER WOULD RENDER THE ORDER A PRIOR RESTRAINT ON SPEECH IN VIOLATION OF THE FIRST AMENDMENT

      SPG's claim that the Stay Order restrains Defendants from

communicating with the Legislature must be rejected because it violates the well-settled principle that court orders "are to be interpreted, if possible, to avoid constitutional issues."

McCurry v. Tesch, 824 F.2d 638, 640 (8th Cir. 1987).  SPG's

construction of the Stay Order would render the order a prior restraint on Defendants' First Amendment right to petition the

Legislature. See, e.g., California Motor Transp. Co. v. Trucking

Unlimited, 404 U.S. 508, 510 (1972) ("Certainly the right to petition extends to all departments of the Government.");

Massachusetts Nurses Ass'n v. Dukakis, 570 F. Supp. 628, 636 (D.

Mass. 1983) (First Amendment "protects individuals' rights to petition their federal and state legislatures to seek to

convince the legislatures to pass laws which will be in their interest.").  Indeed, "[c]ourt orders that actually forbid

speech activities - are classic examples of prior restraints,"

Alexander v. United States, 509 U.S. 544, 550 (1993), and "a

prior restraint comes to a court 'with a heavy presumption

against its constitutional validity.'" Procter & Gamble Co. v.

Bankers Trust Co., 78 F.3d 219, 224 (6th Cir. 1996) (quoting

Bantam Books v. Sullivan, 372 U.S. 58, 70 (1963)).


---------------
3   It is against this backdrop that Taubman Centers has construed the Court's
Stay Order. Taubman Centers did not understand the Stay Order to be a restraint against communicating with the Legislature. Had Taubman Centers so construed the order, it would have immediately sought modification, given the obvious constitutional and practical issues that such an order would have presented.

      Prior restraints on speech are so constitutionally suspect that the United States Court of Appeals for the Sixth Circuit

has reversed this district court's imposing such a restraint as a condition of staying its judgment pending appeal.  See United

States v. Krzyske, 836 F.2d 1013 (6th Cir. 1988).  The defendant in Krzyske, who apparently conscientiously objected to paying taxes, was convicted of tax evasion and failure to file tax

returns.  The district court granted a bond on appeal (staying the judgment) on the condition that the defendant "refrain from communicating with anyone other than his attorney regarding his beliefs about income taxes during the appeal." Id. at 1015.  The district court imposed this condition "to ensure the 'safety of others, and the community.'" Id.  On appeal, the Court of

Appeals "set aside the . . . condition as a prior restraint of first amendment rights." Id.  Krzyske makes clear that the Stay

Order would violate the First Amendment if it were construed, as

SPG suggests, to restrain Taubman Centers from petitioning the

Legislature for an amendment to the Business Corporation Act.

Notably, SPG had not cited a single case in which any court has imposed or upheld a condition of a stay that restrains the party obtaining the stay from communicating with elected officials.4

---------------
4   Ironically, the restraint against free speech now advocated by SPG, if applied to SPG, would have prevented SPG's aggressive public relations campaign, including its leaks to the press (particularly to Barry Vinocur of "REIT Wrap") about the proceedings in this Court. Indeed, on May 28, 2003, Barry Vinocur published in REIT Wrap that he "has learned that Simon/Westfield will send a letter to U.S. District Court Judge Victoria Roberts (probably, later today) arguing that by lobbying for the bill's passage, the Taubman family/TCO is violating the terms of the stay Judge Roberts issued, last week." (REIT Wrap May 28, 2003 (emphasis added) (attached as Ex. C).) Of course, Mr. von Ende did send such a letter to the Court (delivered to Chambers and not filed).

       III. IT IS CONSTITUTIONALLY APPROPRIATE FOR THE LEGISLATURE TO CLARIFY THE CONTROL SHARE ACQUISITIONS ACT

     SPG argues that an amendment to the Control Share

Acquisitions Act would be improper because it would "moot the appeal in the Sixth Circuit" and deprive SPG of "the benefit of the Court's May 8, 2003 decision." (SPG's Mem. at 1, 2.)  This argument fails to grasp that the Control Share Acquisitions Act is a creature of the Michigan Legislature, and there is plainly nothing inappropriate about the Legislature's clarifying what it intends the law to be.  In SPG's counsel's words, "the whole point of this litigation these past several months" is to make sense of this Michigan statute. A clarifying declaration of

Michigan law would obviously advance this objective.

There is no question that the case turns on the proper

interpretation of the Control Share Acquisitions Act.  And as

this Court has found, this case has raised "serious legal

questions regarding interpretation of the Michigan Control Share

Acquisitions Act." (Stay Order at 7.)  In response to the

interpretive issues regarding this act, the Committee on

Commerce of the House of Representatives is considering a bill that would clarify the proper operation of this law.  Clarifying legislation would obviously reduce the interpretive uncertainty regarding the disputed provisions and perhaps allow the Court of

Appeals to resolve the present controversy with a more perfect understanding of the legislative intent.

      SPG's suggestion that there is something wrong with

legislative consideration of this issue falls well wide of the mark.  Like all legislative bodies, the Michigan Legislature enacts legislation in response to a broad range of

considerations, including judicial rulings interpreting its

laws.  So well established is the practice of corrective or

clarifying legislation that it is irrefutable that a legislature may override a judicial interpretation of a statute, even when the aim of the statutory amendment is to change the legal

standard applicable in pending litigation.  See

Robertson v. Seattle Audubon Soc'y, 503 U.S. 440 (1992) (upholding constitutionality of statutory amendment that "affected the

adjudication" of two pending Federal cases "by effectively

modifying the [statutory] provisions at issue in those cases").

Indeed, the Supreme Court unhesitatingly upholds even

"legislation which has mooted pending lawsuits and nullified accrued causes of action."  Canisius College v. United States,

779 F.2d 18, 26 (2d Cir. 1986) (citing Taxpayers For The Animas-

La Plata Referendum v. Animas-La Plata Water Conservancy Dist.,

739 F.2d 1472, 1477 (10th Cir. 1984)) (emphasis added).5

      These same considerations are a complete answer to SPG's

grumbling that the Legislature might "overturn" this Court's decision or preempt a ruling by the Sixth Circuit.  Action by the Michigan Legislature is no affront to the Federal courts.

If the Legislature should clarify or amend the applicable law,

these courts will adjudicate with the benefit of more accurate information, and their work - and the quality of Federal justice

- will be enhanced.  That SPG is so fearful of legislative

action can only mean that it dreads the light of clarity.


      IV. SPG HAS OFFERED NO JUSTIFICATION FOR LIFTING THE STAY AND MODIFYING THE STAY ORDER TO MAKE IT ENTIRELY ONE-SIDED

      This Court has already carefully considered the factors

concerning whether to grant a stay during the pendency of the appeal, and it has concluded that the circumstances require that the preliminary injunction be suspended.  In particular, this

Court recognized that, without a stay, the board of directors of

Taubman Centers would be placed in the untenable position of being "forced to put TCI up for sale by soliciting other bidders or holding an auction," at a time when

----------------
5    See also William N. Eskridge, Jr., Overriding Supreme Court
Statutory Interpretation Decisions, 101 Yale L.J. 331 (1991)
(discussing over 100 examples in the past 20 years of Congress's overriding Supreme Court interpretations of statutes).

the board believes, in the exercise of its reasonable business judgment, that the shareholders will not receive maximum value for their shares.  (Stay Order at 8.)6 The Court specifically found that the public interest would be served by staying the injunction pending further resolution of the questions

concerning the proper interpretation of the Control Shares

Acquisitions Act. (See id. at 9.)

      SPG is effectively asking the Court to reconsider its

decision to grant the stay pending appeal.  But there simply is no call for a "do-over" here.  This Court has already accepted briefing and heard argument with respect to the stay question;

after due deliberation, the Court decided that a stay was

necessary and appropriate.  SPG would use a legislative

initiative that was already well underway at the time the Stay

Order was issued as the pretext to relitigate this once-decided issue.7 But nothing relevant to the stay motion has changed.

The same considerations that supported a stay the first time around are still entirely present and the relief SPG seeks must therefore be denied.

      And SPG is simply wrong when it suggests that Taubman

Centers' lobbying for amendatory legislation is contrary to the public interest.  The public has an interest in the proper

interpretation of Michigan statutes, and this interest would be furthered if the Legislature, for

--------------------
6. Indeed, it is the general consensus of the financial community and the media that if Taubman Centers were to be sold, it would fetch more than $20 a share, vindicating the business judgment of the company's board of directors, as well as proving the harm that would follow from the "cocked pistol" that SPG would be granted if its proposed "modification" of the Stay Order were allowed.

7. SPG seeks to foster the misimpression that Taubman Centers' legislative activity is a hurried reaction to this Court's preliminary injunction. The facts are that legislative efforts have been ongoing for months (and in fact several of the provisions in the current bill were proposed as an improvement to the Michigan corporate law long before SPG ever approached Taubman Centers), that other corporations support the legislation, and that SPG itself is exercising its right to oppose the legislation. SPG's argument that legislation is being "rammed through" the Michigan Legislature, (SPG's Mem. at 5), is a misleading characterization that demeans the Legislature itself.

example, concluded that the language of the Control Share

Acquisitions Act should be clarified so that it more perfectly expresses the Legislature's intent.  Indeed, the Legislature determines what is in the public interest of this State, and,

thus, if the Legislature amends the Business Corporation Act in any manner, including one that happens to benefit Taubman

Centers in this litigation, that, by definition, would serve the public interest.

      Moreover, Taubman Centers' and SPG's participation in the

debate over whether to amend the Business Corporation Act serves the public interest by enhancing the ability of the Legislature to carry out its legislative function.  As the Supreme Court of the United States has explained: "In a representative democracy such as this, these [legislative and executive] branches of

government act on behalf of the people and, to a very large

extent, the whole concept of representation depends upon the ability of the people to make their wishes known to their

representatives." Eastern R.R. Presidents Conference v. Noerr

Motor Freight, Inc., 365 U.S. 127, 137 (1961).  It hardly serves the public interest to muzzle a constituent who has the ability to articulate important views as to whether the legislation is warranted.

      Nor has SPG shown that, in light of Taubman Centers'

communicating with lawmakers in support of legislation, the

equities now favor modifying the stay as SPG proposes.  Indeed,

if the Court modified its stay in the manner requested by SPG,

Taubman Centers would suffer at least the same harm that led the

Court to issue the stay in the first place.  In fact, the

modification proposed by SPG would leave Taubman Centers worse off than if the Court had simply denied Defendants' motion for a stay, which, of course, the Court had concluded would be

inappropriate.  Under SPG's proposed "modification," SPG could take all of the steps necessary to enable it to purchase the outstanding shares of Taubman Centers common stock, and Taubman

Centers could do absolutely nothing to defend itself and its shareholders from SPG's inadequate
offer - it could not even adopt defensive measures that it could have adopted had the stay of the injunction not been granted!

Plainly, the equities do not favor modifying the stay so as

to make the playing field entirely one-sided in the manner

proposed by SPG.

      Indeed, SPG has cagily styled its request for relief so as to seek to create a "modified" Stay Order that would be entirely one-sided and would thus work particularly egregious harm.

SPG's "modified" order would enable it to call a special meeting and have a shareholder vote - with 33.6% of the Taubman Centers shares disenfranchised - to eliminate the Excess Share

Provision.  If that "shareholder vote" were to succeed, as it well might with 33.6% of the shares unable to vote, SPG would then be poised to consummate its offer and would be able to do so immediately should the Sixth Circuit affirm this Court's

preliminary injunction.  The Taubman Centers board would then have no time whatsoever to respond to SPG's tender offer by

seeking other bids or otherwise.

      SPG, of course, complains that it will suffer harm if the

Legislature amends the Control Share Acquisitions Act during the pendency of the stay because the amendment will deprive SPG of the opportunity afforded by the preliminary injunction to

complete its tender offer.  This argument completely ignores that, if the Legislature were to adopt the proposed amendment to the act, this would unequivocally establish that SPG was never entitled to the injunction in the first place.  Plainly, there is nothing unfair in the Legislature's denying SPG a victory to which it was not entitled in the first instance, because such a victory was contrary to the legislative intent.

                                   CONCLUSION

      For the reasons discussed above, SPG's "emergency" motion

to modify the Court's Stay Order should be denied.





                                 Respectfully submitted,

                                 MIRO WEINER & KRAMER
                                 a professional corporation
                                 Attorneys for Defendants


                                 By:  /s/ Joseph Aviv
                                     --------------------------------------
                                     Joseph Aviv (P 30014)
                                     Suite 100
                                     38500 Woodward Avenue
                                     P.O. Box 908
                                     Bloomfield  Hills, Michigan 48303-0908
                                     Telephone: (248) 258-1207
                                     Facsimile: (248) 646-4021


                                 HONIGMANMILLER SCHWARTZ AND COHN, LLP
                                 Attorneys for Defendants
                                      I.W. Winsten (P 30528)
                                      2290 First National Building
                                      Detroit, Michigan 48226-3583
                                      Telephone: (313) 465-7608

Of counsel

WACHTELL, LIPTON, ROSEN & KATZ
51 West 52nd Street
New York, New York 10019


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